Exhibit 99.1

CONTACT

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312-780-5427	312-780-5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS FIRST QUARTER 2011 RESULTS

CHICAGO (May 3, 2011) – Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) today reported financial results for the first quarter of 2011 as follows:

FIRST QUARTER 2011

•	Adjusted EBITDA was $109 million compared to $112 million in the first quarter of 2010, a decrease of 2.7%.

•

Net income attributable to Hyatt was $10 million, or $0.06 per share, compared to net income attributable to Hyatt of $5 million, or $0.03 per share, in the first quarter of 2010. Adjusted for special items, net income attributable to Hyatt was $11 million, or $0.07 per share, during the first quarter of 2011 compared to net income attributable to Hyatt of $0, or $0.00 per share, during the first quarter of 2010. See the table on page 3 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased hotels RevPAR increased 2.0% (1.4% excluding the effect of currency) compared to the first quarter of 2010.

•

Owned and leased hotel operating margins decreased 120 basis points compared to the first quarter of 2010. Comparable owned and leased hotel operating margins decreased 130 basis points compared to the same period in 2010. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margin to owned and leased hotel operating margin.

•

Comparable North American full-service RevPAR increased 8.1% (7.9% excluding the effect of currency) compared to the first quarter of 2010. Comparable North American select-service RevPAR increased 11.6% compared to the first quarter of 2010.

•	Comparable International RevPAR increased 11.0% (6.9% excluding the effect of currency) compared to the first quarter of 2010.

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Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, “Transient demand was very strong in the first quarter with both occupancy and rate improvements across many markets. We are very pleased with the performance of our hotels, particularly the strong continuing increases in RevPAR in our Hyatt Place and Hyatt Summerfield Suites properties. Customer response to these brands has been excellent and we are seeing renewed developer and owner interest in expansion. The consistent increases in market share across a large number of our select service hotels tells us that we have a great platform on which to build a significant network of great properties. This will benefit our corporate and leisure guests who stay with us at Hyatt Place and Hyatt Summerfield Suites properties. Our international hotels continued to perform well and we saw particularly strong performance in China and Brazil. There was some increased volatility in the results in the first quarter due to the devastating earthquake and tsunami and aftermath in Japan, as well as specific events in the Middle East and North Africa, but demand throughout Asia Pacific and Latin America was strong.

“Management and franchise fees earned during the quarter increased approximately 23%, partially as a result of new managed or franchised hotels opened over the last few years in addition to RevPAR growth at existing hotels around the world.

“The renovations underway at several of our owned hotels are progressing well. While the disruption negatively impacted owned hotel revenues, earnings and margins during the first quarter, we believe the timing of these projects is excellent and we expect the long-term benefits to be significant. With an acceleration of some of the work in the renovation of Grand Hyatt New York, we expect to see the benefits of our transformation of that hotel sometime toward the end of the third quarter of this year. The response from guests to our renovated rooms at these properties has been excellent.

“Looking ahead, year-over-year North America group booking activity for future dates continues to be strong. This is encouraging as the booking window remains short and we are keeping a close eye on changes period-over-period. Recent activity gives us confidence in the recovery for the remainder of 2011 and beyond.”

FIRST QUARTER 2011 SEGMENT RESULTS & OTHER ITEMS

Owned and Leased Hotels Segment

Adjusted EBITDA decreased 8.5% in the first quarter of 2011 compared to the same period in 2010. Adjusted EBITDA is estimated to have been negatively impacted by approximately $10 million due to renovations during the first quarter of 2011. This estimate is based upon a RevPAR and flow-through assumption for each property under renovation.

RevPAR for comparable owned and leased hotels increased 2.0% (1.4% excluding the effect of currency) in the first quarter of 2011 compared to the same period in 2010. Occupancy improved 10 basis points, and ADR increased 1.8% (1.2% excluding the effect of currency).

Due to the aforementioned renovations, RevPAR for comparable owned and leased hotels is estimated to have been negatively impacted by approximately 400 basis points. This estimate is based upon a RevPAR assumption for each respective market.

Revenues decreased 4.2% (4.9% excluding the effect of currency) in the first quarter of 2011 compared to the same period in 2010. Comparable hotel revenues increased 0.7% (flat excluding the effect of currency) in the first quarter of 2011 compared to the same period in 2010.

Owned and leased expenses decreased 2.7% in the first quarter of 2011 compared to the same period in 2010. Excluding expenses related to benefit programs funded through Rabbi Trusts and non-comparable hotel expenses, expenses increased 2.4% in the first quarter of 2011 compared to the same period in 2010. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.

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One hotel was removed from the owned and leased portfolio as follows:

•	Hyatt Regency Minneapolis was contributed to a newly-formed joint venture in which the Company has an interest. The Company continues to manage the property.

North American Management and Franchising Segment

Adjusted EBITDA increased by 29.0% in the first quarter of 2011 compared to the same period in 2010, due primarily to the addition of new hotels and increased RevPAR.

RevPAR for comparable North American full-service hotels increased 8.1% (7.9% excluding the effect of currency) in the first quarter of 2011 compared to the same period in 2010. Occupancy increased 240 basis points and ADR increased 4.1% (3.9% excluding the effect of currency).

RevPAR for comparable North American select-service hotels increased 11.6% in the first quarter of 2011 compared to the same period in 2010. Occupancy increased 500 basis points and ADR increased by 3.7%.

Revenue from management, franchise, and other fees increased 13.3% in the first quarter of 2011 compared to the same period in 2010.

The following properties were added to the portfolio during the first quarter:

•	Hyatt Regency Tulsa (franchised, 455 rooms)

•	Hyatt Summerfield Suites San Diego/Carlsbad (franchised, 97 rooms)

International Management and Franchising Segment

Adjusted EBITDA increased by 42.9% in the first quarter of 2011 compared to the same period in 2010 as a result of increased fee revenue from new hotels and non-recurring items.

RevPAR for comparable international hotels increased 11.0% (6.9% excluding the effect of currency) in the first quarter of 2011 compared to the same period in 2010. Occupancy increased 180 basis points and ADR increased 7.8% (3.9% excluding the effect of currency).

Revenue from management, franchise and other fees increased 15.6% in the first quarter of 2011 compared to the same period in 2010.

Three properties were removed from the portfolio in the first quarter.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased by 1.4% in the first quarter of 2011 compared to the same period in 2010. Adjusted selling, general, and administrative expenses increased by 1.5% in the first quarter of 2011 compared to the same period in 2010. See the table on page 7 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general and administrative expenses.

OPENINGS AND FUTURE EXPANSION

Hyatt opened two properties in the first quarter of 2011.

The Company expects to open a significant number of new properties in the future. As of March 31, 2011, this effort was underscored by executed management or franchise contracts for approximately 145 hotels (or more than 33,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into many new markets in which the Company is under-represented. Approximately 70% of the projected new hotels will be located outside North America.

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CAPITAL EXPENDITURES

Capital expenditures during the first quarter of 2011 totaled $46 million, categorized as follows:

•	Maintenance: $9 million

•	Enhancements to existing properties: $34 million

•	Investment in new facilities: $3 million

CORPORATE FINANCE

During the first quarter of 2011, the Company contributed one property to a newly-formed joint venture, as noted above, in exchange for an ownership interest in the joint venture. In addition, the Company assigned a $25 million loan to the joint venture.

On March 31, 2011, the Company had total debt of approximately $770 million, cash and cash equivalents including investments in highly-rated money market funds and similar investments of approximately $1.1 billion, short-term investments of approximately $525 million and undrawn borrowing availability of approximately $1.1 billion under its revolving credit facility.

2011 INFORMATION

The Company is providing the following information for the 2011 fiscal year:

•

Capital expenditures are expected to be in the range of $380 to $400 million, inclusive of significant renovation projects at five owned properties. The Company expects that displacement due to renovations will negatively impact the owned and leased segment through the third quarter of 2011.

•	Depreciation and amortization expense is expected to be in the range of $275 to $285 million.

•	Interest expense is expected to be approximately $50 million.

•	The Company expects to open approximately 15 hotels total in 2011.

CONFERENCE CALL INFORMATION

The Company will hold an investor conference call today, May 3, 2011, at 10:00 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at http://www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617-213-8900, passcode #97648184, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on May 3, 2011 through midnight on May 10, 2011 by dialing 617-801-6888, passcode #60161492. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

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DEFINITIONS

Adjusted EBITDA

We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro-rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	gains on sales of real estate;

•	asset impairments;

•	other income, net;

•	discontinued operations, net of tax;

•	net loss attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making compensation decisions.

Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

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Adjusted Selling, General and Administrative Expense

Adjusted selling, general and administrative expenses exclude the impact of expenses related to benefit programs funded through Rabbi Trusts.

Comparable Owned and Leased Hotel Operating Margin

We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing noncomparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotel expenses is calculated by removing both noncomparable hotels expenses and the impact of expenses funded through Rabbi Trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income.

Comparable Hotels

“Comparable systemwide hotels” represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide North American full service or select service hotels or comparable systemwide international full service hotels for those properties that we manage or franchise within the North American and international management and franchising segments, respectively. “Comparable operated hotels” is defined the same as “Comparable systemwide hotels” with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. “Non-comparable systemwide hotels” or “Non-comparable owned and leased hotels” represent all hotels that do not meet the respective definition of “comparable” as defined above.

Revenue per Available Room (RevPAR)

RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

RevPAR changes that are driven predominately by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominately by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

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Average Daily Rate (ADR)

ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select Service

The term “select service” includes our Hyatt Place and Hyatt Summerfield Suites brands. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

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FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected capital expenditures, depreciation and amortization expense and interest expense, estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the rate and pace of economic recovery following the economic downturn; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; fluctuations in currency exchange rates; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt Summerfield Suites® brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Vacation Club®, which is changing its name to Hyatt Residence ClubTM. As of March 31, 2011, the Company’s worldwide portfolio consisted of 451 properties in 43 countries. For more information, please visit www.hyatt.com.

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Tables to follow

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Hyatt Hotels Corporation

Table of Contents

Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income	1
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation	2
3.	Summary of Special Items - Three Months Ended March 31, 2011 and 2010	3
4.	Segment Financial Summary	4
5.	Hotel Chain Statistics - Comparable Locations	5
6.	Fee Summary	6
7.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses	7
8.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin	8
9.	Properties and Rooms / Units by Geography	9
10.	Properties and Rooms / Units by Brand	10

Hyatt Hotels Corporation

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2011 and 2010

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
REVENUES:
Owned and leased hotels	$432	$451
Management and franchise fees	70	57
Other revenues	14	11
Other revenues from managed properties (a)	359	322

Total revenues	875	841

DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	354	364
Depreciation and amortization	71	70
Other direct costs	4	(5)
Selling, general, and administrative	70	69
Other costs from managed properties (a)	359	322

Direct and selling, general, and administrative expenses	858	820

Net gains and interest income from marketable securities held to fund operating programs	6	7
Equity earnings (losses) from unconsolidated hospitality ventures	3	(8)
Interest expense	(13)	(12)
Other income, net	3	16

INCOME BEFORE INCOME TAXES	16	24

PROVISION FOR INCOME TAXES	(6)	(17)

INCOME FROM CONTINUING OPERATIONS	10	7

DISCONTINUED OPERATIONS:
Loss from discontinued operations, net of income tax benefit of $— and $1 for the three months ended March 31, 2011 and 2010, respectively	—	(2)

NET INCOME	10	5

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—

NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$10	$5

EARNINGS PER SHARE—Basic

Income from continuing operations	$0.06	$0.04

Loss from discontinued operations	$—	$(0.01)

Net income attributable to Hyatt Hotels Corporation	$0.06	$0.03

EARNINGS PER SHARE—Diluted

Income from continuing operations	$0.06	$0.04

Loss from discontinued operations	$—	$(0.01)

Net income attributable to Hyatt Hotels Corporation	$0.06	$0.03

Basic share counts	174.2	174.0

Diluted share counts	174.5	174.0

(a)	The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in direct and selling, general and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.

(in millions)
	Three Months Ended March 31,
	2011	2010
Adjusted EBITDA	$109	$112
Equity earnings (losses) from unconsolidated hospitality ventures	3	(8)
Other income, net	3	16
Discontinued operations, net of tax	—	(2)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(15)	(14)

EBITDA	$100	$104
Depreciation and amortization	(71)	(70)
Interest expense	(13)	(12)
Provision for income taxes	(6)	(17)

Net Income Attributable to Hyatt Hotels Corporation	$10	$5

Hyatt Hotels Corporation

Summary of Special Items—Three Months Ended March 31, 2011 and 2010

The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2011 and March 31, 2010, respectively.

(in millions, except per share amounts)
	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2011	2010
Net income attributable to Hyatt Hotels Corporation		$10	$5

Earnings per share		$0.06	$0.03

Special Items
Marketable securities (a)	Other income, net	1	(11)

Total special items—pre-tax		1	(11)
(Provision) benefit for income taxes for special items	Provision for income taxes	—	4
Discontinued operations, net of tax	Loss from discontinued operations, net	—	2

Total special items—after-tax		1	(5)

Special items impact per share		$0.01	$(0.03)

Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$11	$—

Earnings per share, adjusted for special items		$0.07	$—

(a)	Marketable securities - Represents (gains) losses on investments in trading securities not used to fund operating programs.

Hyatt Hotels Corporation

Segment Financial Summary

(in millions)
	Three Months Ended March 31,		Change ($)	Change (%)
	2011	2010
Revenue:
Owned and leased	$432	$451	$(19)	(4.2)%
North America	51	45	6	13.3%
International	37	32	5	15.6%

Total management and franchising	88	77	11	14.3%
Corporate and other	14	11	3	27.3%
Other revenues from managed properties	359	322	37	11.5%
Eliminations	(18)	(20)	2	10.0%

Total revenues	$875	$841	$34	4.0%

Adjusted EBITDA:
Owned and leased	$60	$68	$(8)	(11.8)%
Pro rata share of unconsolidated hospitality ventures	15	14	1	7.1%

Total owned and leased	75	82	(7)	(8.5)%
North American management and franchising	40	31	9	29.0%
International management and franchising	20	14	6	42.9%
Corporate and other	(26)	(15)	(11)	(73.3)%

Adjusted EBITDA	$109	$112	$(3)	(2.7)%

Hyatt Hotels Corporation

Hotel Chain Statistics

Comparable Locations

	Three Months Ended March 31,		Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)	2011	2010
Full service (40)
ADR	$194.34	$191.19	1.6%		0.9%
Occupancy	64.5%	65.3%	(0.8	%)pts
RevPAR	$125.41	$124.82	0.5%		(0.3%)
Select service (54)
ADR	$95.52	$89.84	6.3%		6.3%
Occupancy	71.5%	69.0%	2.5	%pts
RevPAR	$68.31	$62.03	10.1%		10.1%
Comparable owned and leased hotels (94)
ADR	$165.28	$162.29	1.8%		1.2%
Occupancy	66.4%	66.3%	0.1	%pts
RevPAR	$109.81	$107.63	2.0%		1.4%
Managed and franchised hotels (# hotels; includes owned and leased hotels)
North America
Full service (123)
ADR	$163.35	$156.97	4.1%		3.9%
Occupancy	66.5%	64.1%	2.4	%pts
RevPAR	$108.68	$100.55	8.1%		7.9%
Select service (177)
ADR	$97.88	$94.41	3.7%		3.7%
Occupancy	70.0%	65.0%	5.0	%pts
RevPAR	$68.51	$61.39	11.6%		11.6%
International
International comparable hotels (97)
ADR	$229.54	$212.93	7.8%		3.9%
Occupancy	64.1%	62.3%	1.8	%pts
RevPAR	$147.19	$132.63	11.0%		6.9%
Comparable systemwide hotels (397)
ADR	$167.91	$159.96	5.0%		3.4%
Occupancy	66.5%	63.7%	2.8	%pts
RevPAR	$111.70	$101.98	9.5%		7.9%

(a)	Owned and leased hotel statistics do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation

Fee Summary

(in millions)	Three Months Ended March 31,		Change ($)	Change (%)
	2011	2010
Fees:
Base management fees	$35	$30	$5	16.7%
Incentive management fees	26	20	6	30.0%
Franchise and other fees	9	7	2	28.6%

Total fees	$70	$57	$13	22.8%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses

Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.

(in millions)
	Three Months Ended March 31,
	2011	2010	Change ($)	Change (%)
Adjusted Selling, General and Administrative Expenses	$66	$65	$1	1.5%
Rabbi Trust impact	4	4	—	0.0%

Selling, General and Administrative Expenses	$70	$69	$1	1.4%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin

Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)
	Three Months Ended March 31,
	2011	2010	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$423	$420	$3	0.7%
Noncomparable hotels	9	31	(22)	(71.0)%

Owned and Leased Hotels Revenue	$432	$451	$(19)	(4.2)%

Expenses
Comparable owned and leased hotels	$343	$335	$8	2.4%
Noncomparable hotels	9	28	(19)	(67.9)%
Rabbi Trust	2	1	1	100.0%

Owned and Leased Hotels Expense	$354	$364	$(10)	(2.7)%

Owned and leased hotel operating margins percentage	18.1%	19.3%		(1.2)%

Comparable owned and leased hotel operating margin percentage	18.9%	20.2%		(1.3)%

Hyatt Hotels Corporation

Properties and Rooms / Units by Geography

	March 31, 2011		December 31, 2010		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels (a)
Full service	41	18,914	42	19,447	(1)	(533)
Select service	54	7,041	54	7,041	—	—

Total owned and leased hotels	95	25,955	96	26,488	(1)	(533)

Managed and franchised hotels (includes owned and leased hotels)	March 31, 2011		December 31, 2010		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
North America
Full service hotels
Managed	114	60,021	114	60,016	—	5
Franchised	17	5,216	16	4,767	1	449

Subtotal	131	65,237	130	64,783	1	454
Select service hotels
Managed	81	10,522	81	10,522	—	—
Franchised	115	14,589	114	14,494	1	95

Subtotal	196	25,111	195	25,016	1	95
International (b)
Managed	99	33,116	102	34,519	(3)	(1,403)
Franchised	2	988	2	988	—	—

Subtotal	101	34,104	104	35,507	(3)	(1,403)

Total managed and franchised hotels	428	124,452	429	125,306	(1)	(854)

Vacation ownership	15	963	15	962	—	1
Residential	8	1,230	9	1,239	(1)	(9)

Total properties and rooms/units	451	126,645	453	127,507	(2)	(862)

(a)	Owned and leased hotel figures do not include unconsolidated hospitality ventures.
(b)	Additional details included for a regional breakout of international managed and franchised hotels.

International managed and franchised hotels (includes owned and leased hotels)	March 31, 2011		December 31, 2010		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Asia Pacific	50	19,961	51	20,364	(1)	(403)
Southwest Asia	13	4,430	13	4,430	—	—
Europe, Africa, Middle East	31	7,795	33	8,795	(2)	(1,000)
Other Americas	7	1,918	7	1,918	—	—

Total International	101	34,104	104	35,507	(3)	(1,403)

Hyatt Hotels Corporation

Properties and Rooms / Units by Brand

	March 31, 2011		December 31, 2010		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	25	5,024	25	5,049	—	(25)
Andaz	5	1,101	5	1,096	—	5
Grand Hyatt	36	20,825	37	21,568	(1)	(743)
Hyatt Regency	145	66,935	146	67,115	(1)	(180)
Hyatt	21	5,456	21	5,462	—	(6)
Hyatt Place	161	20,432	161	20,434	—	(2)
Hyatt Summerfield Suites	35	4,679	34	4,582	1	97
Vacation Ownership and Residential	23	2,193	24	2,201	(1)	(8)

Total	451	126,645	453	127,507	(2)	(862)